UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2009

NEWPARK RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-2960	72-1123385
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2700 Research Forest Drive, Suite 100 The Woodlands, TX	77381
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 362-6800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 17, 2009, Newpark Resources, Inc., a Delaware corporation (the “Company”), entered into a First Amendment and Waiver to Amended and Restated Credit Agreement (the “First Amendment and Waiver”) with a syndicate of lenders including JPMorgan Chase Bank, N.A., as Administrative Agent, Calyon New York Branch, as Syndication Agent, Bank of America, N.A., as Documentation Agent, and the lenders party thereto. The First Amendment and Waiver amends certain provisions of the Amended and Restated Credit Agreement dated December 21, 2007 (the “Credit Agreement”) and was entered into principally due to violations of the Consolidated Leverage Ratio and Consolidated Fixed Charge Ratio financial covenants contained in the Credit Agreement for the period of the four consecutive fiscal quarters ended on June 30, 2009. Pursuant to the First Amendment and Waiver, the lenders consented to the violations of such financial covenants and waived, effective as of June 30, 2009, any Default or Event of Default under the Credit Agreement resulting from any such violations. Pursuant to the terms of the First Amendment and Waiver, the Company paid to the lenders an aggregate fee of $865,555 in consideration of the actions taken by the lenders in connection with the First Amendment and Waiver.

The First Amendment and Waiver provides for the amendment of certain provisions of the Credit Agreement. Pursuant to the First Amendment and Waiver, the Consolidated Leverage Ratio and Consolidated Fixed Charge Coverage Ratio financial covenants have been adjusted through the first and second quarter of 2010, respectively, after which the financial covenants as originally set forth in the Credit Agreement will be applicable. The First Amendment and Waiver also amends the definition of Consolidated EBITDA to exclude certain non-cash events such as accruals for abandoned leases and, through December 31, 2009, write-downs or write-offs of inventory and accounts receivable that existed as of June 30, 2009, subject to certain limits. The method of calculating the Company’s Consolidated EBITDA and Consolidated Fixed Charges was also modified for the period through the first quarter of 2010 and will utilize annualized results instead of trailing four quarter results as provided in the Credit Agreement. After the first quarter of 2010, the original calculations set forth in the Credit Agreement will again be applicable.

In addition, the First Amendment and Waiver reduced the amount of the revolving loan facility (the “Revolving Facility”) available under the Credit Agreement for borrowings and letters of credit from $175 million to $150 million. The term loan facility (the “Term Facility”) under the Credit Agreement remained at $40 million.

The First Amendment and Waiver also provides for adjustments in the interest rates and commitment fees under the credit facility. Loans under the Term Facility and Revolving Facility may be made as either ABR Loans or Eurodollar Loans (as such terms are defined in the Credit Agreement, as amended). The First Amendment and Waiver modified the definition of ABR to provide that such rate would be equal to the greater of the prime rate, the federal funds rate in effect from time to time plus 0.5%, or the one-month Eurodollar rate in effect from time to time plus 1.0%, in each case plus an applicable margin. The First Amendment and Waiver also increased the applicable margins for loans under the credit facility. The applicable margin for ABR Loans under the credit facility will initially be 6.50%, and is adjustable on a sliding scale from 3.00% to 6.50% based on the Consolidated Leverage Ratio. The applicable margin for Eurodollar Loans will initially be 7.50%, and is adjustable on a sliding scale from 4.00% to 7.50% based upon the Consolidated Leverage Ratio. The First Amendment and Waiver also increased the commitment fee rate payable under the credit facility which is now fixed at 0.5%. The increases in the interest rates and commitment fee rate became effective on July 20, 2009.

The First Amendment and Waiver further (i) amended provisions regarding permitted dispositions of assets and the application of the resulting proceeds to the repayment of the credit facility, and (ii) included provisions relating to defaulting lenders.

Some of the lending banks under the credit facility and their affiliates have in the past, are currently, and may from time to time in the future provide commercial banking, financial advisory, investment banking and other services to the Company. In addition, Wells Fargo & Company, Wells Capital Management Incorporated, and Wells Fargo Funds Management, LLC filed with the SEC a Schedule 13G/A on January 21, 2009 reporting beneficial ownership, in the aggregate, of 13,372,932 shares of our common stock which constituted approximately 15.1% of our outstanding shares. Neither Wells Fargo & Company, nor its affiliates, have any representation on our board of directors. The beneficial ownership in our common stock held by Wells Fargo & Company and its affiliates was not a factor in our decision to enter into the First Amendment and Waiver.

The foregoing description of the First Amendment and Waiver is qualified in its entirety by reference to the full text of the First Amendment and Waiver, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

The press release issued by the Company on July 21, 2009 with respect to the entry into the First Amendment and Waiver is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated in this Section 1.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	First Amendment and Waiver to Amended and Restated Credit Agreement, dated July 17, 2009, by and among Newpark Resources, Inc., JPMorgan Chase Bank, N.A., as Administrative Agent, Calyon New York Branch, as Syndication Agent, Bank of America, N.A., as Documentation Agent, and the lenders who are parties thereto.

99.1	Press release issued by Newpark Resources, Inc. on July 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPARK RESOURCES, INC.

Dated: July 21, 2009

By: /s/ James E. Braun
Name: James E. Braun
Title: Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	First Amendment and Waiver to Amended and Restated Credit Agreement, dated July 17, 2009, by and among Newpark Resources, Inc., JPMorgan Chase Bank, N.A., as Administrative Agent, Calyon New York Branch, as Syndication Agent, Bank of America, N.A., as Documentation Agent, and the lenders who are parties thereto.

99.1	Press release issued by Newpark Resources, Inc. on July 21, 2009.